Exhibit A
Execution Copy
SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of September 16, 2009, by and between Aries Maritime Transport Limited, a Bermuda corporation (the “Company”), and Grandunion, Inc., a Marshall Islands corporation (the “Purchaser”).
BACKGROUND
     A. The Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).
     B. Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, 18,977,778 shares of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) (the shares of Common Stock to be issued pursuant to this Agreement are collectively referred to herein as the “Securities”).
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. All defined terms not otherwise defined herein shall have the meanings ascribed to them in Article IX.
ARTICLE II
PURCHASE AND SALE
     2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, the Securities. The date and time of the Closing shall be on the Closing Date. The Closing shall take place at the offices of Marfin Egnatia Bank in Athens, Greece.
     2.2 Closing Deliveries.
          (a) At the Closing, the Company shall deliver or cause to be delivered to Purchaser the following:
               (i) one or more stock certificates, free and clear of all restrictive and other legends, except as set forth in Section 3.2(gg), evidencing the Securities, registered in the name of Purchaser; provided, that of the 18,977,778 shares of Common Stock, 2,666,667 shares shall be registered in the name of and delivered by the Company to the Principal Shareholder as contemplated by Section 4.8;
               (ii) a legal opinion of Company Counsel, in a form reasonably satisfactory to the Purchaser, executed by such counsel and delivered to the Purchaser; and
               (iii) those agreements, certificates, authentications and other documents required to be delivered by the Company as set forth in Section 6.1 below.
          (b) Prior to the Closing, the Purchaser shall become the owner of 100% of the issued and outstanding shares of capital stock (the “Purchaser’s Vessel Owning Companies Shares”) of the companies owning the three Capesize vessels listed in Schedule 2.2(b) (the “Purchaser Vessel Owning Subsidiaries”) and at the Closing as consideration for the Securities, the Purchaser shall assign to the Company all of its rights, title and interest in and to all Purchaser’s Vessel Owning Companies Shares and shall deliver to the Company one or more stock certificates, free and clear of all restrictive and other legends, evidencing the Purchaser’s Vessel Owning Companies Shares, registered in the name of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. Except as disclosed in any report, schedule, form or document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to the Purchaser as follows (which representations and warranties shall be deemed to apply, where appropriate, to each Subsidiary of the Company):
          (a) Subsidiaries. Schedule 3.1(a) sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or comparable equity interests, the number and type of its issued and outstanding shares of capital stock or comparable equity interests and the current ownership of such shares or comparable equity interests. Except as disclosed in Schedule 3.1(a) hereto, (i) the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Encumbrance and all the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights; (ii) other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same; (iii) the Company is not a member of any partnership and is not a participant in any joint venture or other similar arrangement; (iv) there are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the

Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary; and (v) there are no voting trusts, shareholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of any other interests in any Subsidiary.
          (b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective memorandum, certificate or articles of incorporation, bye-laws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where such failure to qualify could not and would not reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.
          (c) Authorization; Enforcement. The Company has the requisite corporate authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and, other than in connection with formal filings necessary to implement the proposals adopted at the Company’s Annual General Meeting held on August 26, 2009 (the “Annual General Meeting”), no further consent or action is required by the Company, its Board of Directors or its shareholders. The proposals that were adopted at the Annual General Meeting are attached hereto as Exhibit I. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.
          (d) Corporate Books and Records. The minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries, except to the extent that any inaccuracy would not reasonably be expected to cause, in the aggregate, a Company Material Adverse Effect. Access to or complete and accurate copies of all such minute books and of the shareholder list of the Company and each Subsidiary have been provided by the Company to the Purchaser or its advisors.
          (e) No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s memorandum, certificate or articles of incorporation, bye-laws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound, or affected or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Entity to which the Company or a Subsidiary is subject (including, assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 hereof, foreign, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company or a Subsidiary is bound or affected.
          (f) Government Consents and Approvals. The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity, except as described in Schedule 3.1(f).
          (g) Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Except as disclosed in Schedule 3.1(g), since the Interim Balance Sheet Date, the business of the Company and the Subsidiaries has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Schedule 3.1(g), since the Interim Balance Sheet Date neither the Company nor any Subsidiary has:
               (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing.
               (ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the balance sheets dated the Interim Balance Sheet Date and current liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;
               (iii) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;
               (iv) failed to pay any creditor any amount owed to such creditor when due;
               (v) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

               (vi) made any material changes in the customary methods of operations of the Company or any Subsidiary;
               (vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;
               (viii) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;
               (ix) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, entering into new charters or terminating any existing charters prior to their scheduled date of termination other than in the ordinary course of business consistent with past practice);
               (x) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any Subsidiary;
               (xi) entered into any agreement, arrangement or transaction with any of Company’s directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person), other than in the ordinary course of business consistent with past conduct or as contemplated by this Agreement;
               (xii) (1) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any material increase or change pursuant to any employee benefit plan, or (2) established or increased or promised to increase any benefits under any employee benefit plan, in either case except as required by law or any collective bargaining agreement or involving ordinary increases consistent with the past practices of the Company or such Subsidiary;
               (xiii) written down or written up (or failed to write down or write up in accordance with United States generally accepted accounting principles (“GAAP”) consistent with past practice) the value of any receivables or revalued any assets of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice and in accordance with GAAP;
               (xiv) amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;
               (xv) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by GAAP;

               (xvi) allowed any material Company Permit that was issued or related to the Company or any Subsidiary or otherwise relates to any assets to lapse;
               (xvii) incurred any Indebtedness, in excess of $10,000 individually or $50,000 in the aggregate;
               (xviii) amended, modified or consented to the termination of any material contract or the Company’s or any Subsidiary’s rights thereunder except as contemplated by Section 4.10 of this Agreement;
               (xix) amended or restated the memorandum, certificate or articles of incorporation or bye-laws (or other organizational documents) of the Company or any Subsidiary, except in connection with the proposals adopted at the Annual General Meeting;
               (xx) made any charitable contribution in excess of $5,000;
               (xxi) made any express or deemed election or settled or compromised any material liability, with respect to taxes of the Company or any Subsidiary;
               (xxii) suffered any casualty loss or damage with respect to any of the assets which in the aggregate have a replacement cost of more than $250,000, whether or not such loss or damage shall have been covered by insurance;
               (xxiii) suffered any Company Material Adverse Effect; or
               (xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.1(g) or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.1(g), except as expressly contemplated by this Agreement.
          (h) The Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances and will not be subject to preemptive or similar rights of shareholders.
          (i) Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company), as of the date hereof is set forth in Schedule 3.1(i) hereto. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance in all material respects with all applicable securities laws. Except as disclosed in Schedule 3.1(i) hereto, the Company did not have outstanding at September 14, 2009 any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth in Schedule 3.1(i) hereto, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, and reclassifications, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. To the Knowledge of the Company, except as disclosed in the SEC Reports and any schedules filed with the SEC pursuant to Rule 13d-1 of the Exchange Act by reporting Persons or in Schedule 3.1(i) hereto, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.
          (j) Financial Statements. True and complete copies of the Company’s unaudited consolidated financial statements consisting of the balance sheet of the Company as of June 30, 2009 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the June 30, 2009 period then-ended (the “Interim Financial Statements”) are included in Schedule 3.1(j). The Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and, consistent with GAAP for interim periods, do not contain any notes. The Interim Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Company as of June 30, 2009 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Each of the Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.
          (k) SEC Reports. Except as set forth in Schedule 3.1(k), the Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Such reports required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the schedules to this Agreement, the “Disclosure Materials”. As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then-ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.
          (l) No Undislosed Liabilities. Except as disclosed in Schedule 3.1(l), the Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or to the Company’s knowledge, unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) which would be required by GAAP to be reflected or reserved against in a balance sheet, except (i) those which are adequately reflected or reserved against as required by GAAP in the balance sheet as of December 31, 2008 included in the Company’s Annual Report on Form 20-F (the “Audited Balance Sheet Date”), and (ii) those which have been incurred in the ordinary course of business and consistent with past practice since the Audited Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
          (m) Litigation.
               (i) Except as set forth in Schedule 3.1(m), there is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (1) pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, or (2) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any such Subsidiary has or is reasonably likely to have an indemnification obligation.
               (ii) Except as set forth in Schedule 3.1(m), there is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision (each, an “Order”) entered, issued or rendered by any Governmental Entity to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.
          (n) Compliance. Except as described in Schedule 3.1(n), neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or Governmental Entity, or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Entity, except in the case of clauses (i) and (iii) where such default or violation would not and would not reasonably be expected to have a Company Material Adverse Effect.
          (o) Title to Assets. The Company and the Subsidiaries have good and marketable title to all real property owned by them that is material to the business of the Company and the Subsidiaries, and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case, except as disclosed in the SEC Reports, free and clear of all Encumbrances. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in material compliance.
          (p) No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commission (other than for Persons engaged by Purchaser or its investment advisor) relating to or arising out of the issuance of the Securities pursuant to this Agreement and the expenses, legal and other, related to the transactions contemplated hereby (excluding, for the avoidance of doubt, severance payments to the Chief Financial Officer and final director compensation disclosed on Schedule 3.1(l)), and such fees, commissions and other expenses shall not exceed $2,000,000 in the aggregate. Except as set forth in Schedule 3.1(p), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Subsidiary. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the issuance of the Securities pursuant to this Agreement.
          (q) Private Placement. Neither the Company nor any of its Affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market. The Company is not required to be registered as, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (r) Form F-3 Eligibility. The Company is eligible to register the shares of Common Stock for resale by the Purchaser using Form F-3 promulgated under the Securities Act.
          (s) Listing and Maintenance Requirements. Except as described in Schedule 3.1(s), the Company has not, in the 12 months preceding the date hereof, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Purchaser hereby acknowledges that the Company may not comply with the minimum bid price requirement set forth in Nasdaq Marketplace Rule 5450(a)(1) and, absent any further suspension of such requirement by the Nasdaq Global Market, the Company may be required to effect a reverse stock split in order to comply with such requirement.
          (t) Registration Rights. Except as contemplated by this Agreement and the Registration Rights Agreement by and between the Company and Rocket Marine Inc. entered into in June 2005, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other Governmental Entity that have not been satisfied or waived.
          (u) Application of Takeover Protections. Except as described in Schedule 3.1(u), there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its jurisdiction of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.
          (v) Disclosure.
               (i) The Company is not aware of any facts pertaining to the Company which could have a Material Adverse Effect and which have not been disclosed in the Disclosure Materials, the Interim Financial Statements or otherwise disclosed to the Purchaser by the Company in writing.
               (ii) All disclosure provided by the Company to the Purchaser in the Disclosure Materials regarding the Company, its business and the transactions contemplated hereby, including the schedules to this Agreement, the representations and warranties of the Company in this Agreement and any certificate furnished by or on the behalf of the Company pursuant to the terms of this Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (iii) To the Company’s Knowledge, except for the transactions contemplated by this Agreement, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or to its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.
               (iv) The Company acknowledges and agrees that the Purchaser makes no or has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents and in any certificate furnished by or on behalf of the Purchaser pursuant to the provisions of this Agreement.
          (w) Intellectual Property. The Company and its Subsidiaries own, or possess adequate rights or licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their respective businesses now conducted. Except as set forth in Schedule 3.1(w), none of the Company’s Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement. To the Company’s Knowledge, there has been no infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. Except as disclosed in the SEC Reports, there is no claim, action or proceeding being made or brought, or to the Knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights.
          (x) Insurance.
               (i) Schedule 3.1(x)(i) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers’ compensation, bond and surety arrangements, and Hull and Machinery) under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year: (1) the name, address and telephone number of the agent or broker, (2) the name of the insurer and the names of the principal insured and each named insured, (3) the policy number and the period of coverage, (4) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates were calculated and operate) of coverage and (5) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.
               (ii) With respect to each such insurance policy: (1) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force in effect; (2) neither the Company nor any Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and (3) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.
               (iii) All material assets, properties and risks of the Company and each Subsidiary are, and for the past three years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the Company or such Subsidiary, as the case may be.
               (iv) At the time of Closing, all insurance policies currently in effect will be outstanding and duly in force.
               (v) Schedule 3.1(x)(v) sets forth a list of all outstanding claims made by the Company under any of the insurance policies set forth in Schedule 3.1(x)(i).

          (y) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports (“Company Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Company Permit.
          (z) Certain Interests. To the Company’s knowledge, except as disclosed in Schedule 3.1(z), no officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:
               (i) Has any direct or indirect financial interest in any supplier or customer of the Company or any Subsidiary; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any supplier or customer, and which are listed on any national securities exchange or traded actively in the national over the counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such supplier or customer;
               (ii) Except as disclosed in Schedule 3.1(z), has outstanding Indebtedness to the Company or any Subsidiary; or
               (iii) Owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or any Subsidiary uses or has used in the conduct of the business of the Company or otherwise.
Neither the Company nor any Subsidiary has any liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.
          (aa) Contracts.
               (i) Schedule 3.1(aa) contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:
                         (1) for the purchase of materials, supplies, goods, services, equipment or other assets and which involves (A) annual payments by the Company or any of its Subsidiaries of $500,000 or more, or (B) aggregate payments by the Company or any of its Subsidiaries of $500,000 or more;
                         (2) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and which involves a specified annual minimum dollar sales amount by the Company or any of its Subsidiaries of $500,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments of more than $500,000 in the year ended December 31, 2008;

                         (3) that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
                         (4) that (A) continues over a period of more than six months from the date hereof and involves payments by the Company of at least $50,000 or (B) involves payments to or by the Company or any of its Subsidiaries exceeding $500,000, other than arrangements disclosed pursuant to the preceding subsections (1) and (2);
                         (5) that is a partnership, joint venture or similar Contract;
                         (6) that is a distribution, dealer, representative or sales agency Contract;
                         (7) that is a (A) lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $50,000 or more annually or $250,000 or more over the term of the lease;
                         (8) that makes specific provision for the indemnification by the Company or any of its Subsidiaries of any Person or contains a specific affirmative agreement by the Company or any of its Subsidiaries to be responsible for consequential damages, or specifically provides for the assumption by the Company or any of its Subsidiaries of any tax, environmental or other Liability of any Person;
                         (9) with any Governmental Entity;
                         (10) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
                         (11) for a charitable or political contribution in any one case in excess of $5,000 or in the aggregate greater than $25,000;
                         (12) for any capital expenditure or leasehold improvement in any one case in excess of $50,000 or in the aggregate greater than $250,000;
                         (13) that restrains the ability of the Company or any of its Subsidiaries to engage or compete in any manner or in any business;
                         (14) relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);
                         (15) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and
                         (16) that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.1(aa).

               (ii) Except as disclosed on Schedule 3.1(aa) each Contract required to be listed in Schedule 3.1(aa) (collectively, the “Company Material Contracts”) is valid and enforceable in accordance with its terms. The Company or a Subsidiary of the Company, as applicable, has complied in all material respects with and is in compliance in all material respects with, and to Company’s Knowledge, all other parties thereto have complied in all material respects with and are in compliance in all material respects with, the provisions of each Company Material Contract.
               (iii) Neither the Company nor any of its Subsidiaries is, and to Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Company Material Contract, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Company Material Contract.
               (iv) Except as described in Schedule 3.1(aa) none of the rights of the Company or any of its Subsidiaries under any Company Material Contract will be terminated or impaired by the consummation of the transactions contemplated by this Agreement, and all such rights contained in such Company Material Contract will be enforceable by the Company or a Subsidiary after the transactions contemplated hereby without the consent or agreement of any other Person and without payment of any kind. Schedule 3.1(aa) sets forth an accurate and complete list of all Company Material Contracts that require the consent of any third party to the transactions contemplated hereby, a consent to assignment in connection with the transactions contemplated hereby or that are otherwise subject to termination, cancellation, imposition of additional obligations or loss of rights in connection with the transactions contemplated hereby, including any consents required under any Charter with respect to a change of control of the Company,
               (v) The Company has delivered or provided access to accurate and complete copies of each Company Material Contract to the Purchaser or its advisors.
               (vi) All Contracts other than Company Material Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “Company Minor Contracts”) are in all material respects valid and enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company or any of its Subsidiaries, except in either case where such default would not and would not reasonably be expected to have, individually or collectively, a material adverse effect on the Company and its Subsidiaries taken as a whole. None of the rights of the Company or any of its Subsidiaries under the Company Minor Contracts will be terminated or impaired by the consummation of the transactions contemplated hereby, except where any such termination or impairment would not and would not reasonably be expected to have, individually or collectively, a material adverse effect on the Company and its Subsidiaries taken as a whole.
          (bb) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (cc) Sarbanes-Oxley Act. The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.
          (dd) Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
          (ee) Indebtedness. Except as disclosed in Schedule 3.1(ee), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), or (ii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness. The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on June 26, 2009 provides a detailed description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
          (ff) Employee Relations. The Company believes that its relations with its employees are as disclosed in the SEC Reports. Except as disclosed in the SEC Reports and except as contemplated by this Agreement, during the period covered by the SEC Reports, no executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. To the Knowledge of the Company, no executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any restrictive covenant between such executive officer and the Company or any Subsidiary, and the continued employment of each such executive officer would not subject the Company or any such Subsidiary to any liability with respect to any violation by such executive officer of such agreement or covenant.
          (gg) Employee Benefit Matters. Except as set forth in Schedule 3.1(gg), the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 discloses (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary, in each case for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (the “Company Plans”); and (ii) any employment, termination or severance contracts between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries (the “Company Employment Agreements”). Other than with respect to the Company Plans, there are no employee benefit plans for which the Company or any Subsidiary could reasonably be expected to incur liability in the event such plan has been or were to be terminated. Each Company Plan is in writing and the Company has made available to the Purchaser a complete and accurate copy of each Company Plan and, to the extent applicable, a complete and accurate copy of (A) each trust or other funding arrangement, (B) each summary plan description and summary of material modifications and (C) the most recently prepared actuarial report and financial statement in connection with each such Company Plan. The Company has made available to the Purchaser a complete and accurate copy of each Company Employment Agreement.

          (hh) Labor Matters. Except as set forth in Schedule 3.1(hh), (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary and, to the knowledge of the Company and its Subsidiaries, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any controversy, strike, slowdown or work stoppage within the past three years; (iii) neither the Company nor any Subsidiary has materially breached or otherwise failed to comply in all material respects with the provisions of any collective bargaining or union contract and there are no grievances pending and outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before any Governmental Entity or, to the Knowledge of the Company and its Subsidiaries, any current union representation questions involving employees of the Company or any Subsidiary; (v) the Company and each Subsidiary is currently in compliance in all material respects with all applicable employment and labor laws, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding the payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company and each Subsidiary has paid in full to all respective employees or adequately accrued to the extent required by GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) to the Knowledge of the Company and its Subsidiaries, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any Persons currently or formerly employed by the Company or any Subsidiary; (viii) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) to the Knowledge of the Company and its Subsidiaries, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary; and (x) to the Knowledge of the Company and its Subsidiaries, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened against the Company or any Subsidiary before any Governmental Entity in any jurisdiction in which the Company and any Subsidiary has employed or currently employs any Person.
          (ii) Key Employees. Schedule 3.1 (ii) lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in case or otherwise) since January 1, 2006, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Subsidiary whose annual compensation exceeded (or in 2009, is expected to exceed) $75,000.

          (jj) Environmental Laws. Neither the Company nor any Subsidiary nor any Manager nor any Company Vessel is in material violation of any Environmental Law. The Company, the Subsidiaries, the Managers and each Company Vessel have obtained and are in compliance with all material permits, authorizations, licenses or similar approvals required under Environmental Laws. There are no administrative, regulatory, or judicial actions or proceedings, suits, demands, claims, liens, notices of non-compliance or violation, investigations, requests for information, consent orders, consent judgments or consent agreements pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary or Manager or Company Vessel relating to Environmental Laws or Hazardous Materials. Neither the Company, nor the Subsidiaries, nor the Managers has received any written claim, demand or notice alleging (i) violation by the Company or any Subsidiary or any Manager or any Company Vessel of, or liability under, any Environmental Law, or (ii) any liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or any investigative or remedial obligations, associated with any Hazardous Materials pursuant to any Environmental Law. Hazardous Materials that have been used and/or disposed of on Company Vessels during the period of their ownership by the relevant Subsidiary have been used and disposed of in compliance in all material respects with all Environmental Laws.
          (kk) Subsidiary Rights. Except as set forth in Schedule 3.1(kk), the Company and its Subsidiaries have the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all shares of capital stock of their respective subsidiaries as owned by the Company or any such Subsidiary, as applicable.
          (ll) Tax Status. The Company and each of its Subsidiaries conduct their operations so that they are exempt from taxation in the United States. The Company and each of its Subsidiaries (i) has made or filed all income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.
          (mm) Vessels; Maritime Matters.
               (i) Schedule 3.1(mm) contains a list of all vessels owned by the Company or any of its Subsidiaries (the “Company Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number and flag state of each Company Vessel. Except as set forth in Schedule 3.1(mm), each Company Vessel is operated in compliance with all Maritime Guidelines and laws except where such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are qualified to own and operate its respective Company Vessels under applicable laws, including the laws of each of its Company Vessels’ flag states except where such failure to be so qualified has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Company

Vessels leased to or chartered in by the Company or any of its Subsidiaries, pursuant to leaseback or charter agreements.
               (ii) Except as set forth in Schedule 3.1(mm), each Company Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas or another classification society which is a member of the International Association of Classification Societies and is materially in class with all class and trading certificates for vessels of the same age and type, valid through the date of this Agreement and, to the Knowledge of the Company, (A) no event has occurred and no condition exists that would cause such vessel’s class to be suspended or withdrawn, and (B) is free of material outstanding recommendations affecting its class.
               (iii) Except as set forth in Schedule 3.1(mm), with respect to each of the Company Vessels, either the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Company Vessel and has good title to such Company Vessel free and clear of all Encumbrances other than Permitted Encumbrances.
               (iv) Each Company Vessel is maintained and operated in material compliance with all applicable Environmental Laws.
               (v) The Company Vessels are insured in accordance with the provisions of their respective Charters and ship mortgages thereon and the requirements thereof and all requirements and conditions of such insurance have been complied with.
               (vi) The Charters under which each Company Vessel is chartered by the relevant special purpose vehicle as disclosed to the Purchaser is listed in Schedule 3.1(mm). The Charters are in full force and effect and there are no material defaults or breaches under any Charter.
               (vii) Each Company Vessel is in compliance in all material respects with all current regulations and requirements (statutory or otherwise) (x) applicable to vessels registered under the laws and flag of the respective jurisdiction in which such Company Vessel is currently registered and (y) applicable to vessels trading in the respective jurisdictions to which such Company Vessel trades.
               (viii) The Company Vessels have not been employed in any trade or business which is unlawful under the laws of any relevant jurisdiction or in carrying illicit or prohibited goods, or in any manner whatsoever which may render any such Company Vessel liable to condemnation in a court or to destruction, seizure or confiscation.
          (nn) Affiliate Transactions. Except as set forth in Schedule 3.1(nn) or as contemplated by this Agreement, no officer, director, shareholder or Affiliate of the Company or any Subsidiary or any immediate family member of any such individual or any entity in which any such Person or individual owns any beneficial interest, is currently, or at any time during the two year period immediately preceding the date of this Agreement was, a party to any contract or agreement with the Company, any Subsidiary or has, or at any time during such two year period had, any interest in any property, asset or right used by the Company or any Subsidiary or necessary for its respective business.

          (oo) Bank Accounts. All of the bank accounts, safe deposit boxes and lock boxes used by the Company and each Subsidiary (designating each authorized signatory) are listed in Schedule 3.1(oo). Excepting the authorized signatories, neither the Company nor any Subsidiary has granted a power of attorney with respect to such bank accounts to any Person that has not been terminated.
     3.2 Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Company as follows:
          (a) Organization and Qualification. Each of the Purchaser and the Purchaser Vessel Owning Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Purchaser nor any Purchaser Vessel Owning Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, by-laws or other organizational or charter documents. Each of the Purchaser and the Purchaser Vessel Owning Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where such failure to qualify would not and would not reasonably be expected to cause, individually or in the aggregate, a Purchaser Material Adverse Effect.
          (b) Authorization; Enforcement. The Purchaser has the requisite corporate authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no further consent or action is required by the Purchaser, its Board of Directors or its shareholders. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Purchaser and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.
          (c) Corporate Books and Records. The minute books of the Purchaser Vessel Owning Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of the Purchaser Vessel Owning Subsidiaries. Complete and accurate copies of all such minute books and of the shareholder lists of the Purchaser Vessel Owning Subsidiaries have been made available to the Company.
          (d) No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Purchaser’s or any Purchaser Vessel Owning Subsidiary’s certificate or articles of incorporation, bye-laws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing a Purchaser or Purchaser Vessel Owning Subsidiary debt or otherwise) to which the Purchaser or any Purchaser Vessel Owning Subsidiary is a party or by which any property or asset of the Purchaser or any Purchaser Vessel Owning Subsidiary is bound, or affected or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Entity to which the Purchaser or a Purchaser Vessel Owning Subsidiary is subject (including, assuming the accuracy of the representations and warranties of the Company, foreign, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Purchaser or a Purchaser Vessel Owning Subsidiary is bound or affected.
          (e) Government Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity, except as described in Schedule 3.2(e).
          (f) The Purchaser Vessel Owning Subsidiaries; Purchaser’s Vessel Owning Companies Shares. Schedule 3.2(f) sets forth a list for each Purchaser Vessel Owning Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or comparable equity interests, the number and type of its issued and outstanding shares of capital stock or comparable equity interests and the current ownership of such shares or comparable equity interests. Except as disclosed in Schedule 3.2(f) hereto, (i) the Purchaser owns, or at Closing will own, directly or indirectly, all of the capital stock or comparable equity interests of each Purchaser Vessel Owning Subsidiary free and clear of any Encumbrance and all the issued and outstanding shares of capital stock or comparable equity interests of each Purchaser Vessel Owning Subsidiary are, or at Closing will be, validly issued and are fully paid, non-assessable and free of preemptive and similar rights; (ii) there are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Purchaser Vessel Owning Subsidiary or obligating the Purchaser or any Purchaser Vessel Owning Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Purchaser Vessel Owning Subsidiary, except with respect to the Purchaser acquiring the Purchaser’s Vessel Owning Companies Shares prior to Closing; and (ii) there are no voting trusts, shareholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of any other interests in any Purchaser Vessel Owning Subsidiary.
          (g) Purchaser Vessels. Except as disclosed in Schedule 3.2(g), the Purchaser warrants that the Purchaser Vessels, at the time of delivery, are free from all encumbrances, mortgages and maritime liens or any other debts or claims, including but not limited to, pending or threatened litigation, whatsoever. The Purchaser hereby undertakes to indemnify the Company against all consequences of claims made against the Purchaser Vessels which have been incurred prior to the time of delivery.

          (h) No Undisclosed Liabilities. Except as disclosed in Schedule 3.2(h), the Purchaser Vessel Owning Subsidiaries have no Liabilities which would be required by GAAP to be reflected or reserved against in a balance sheet.
          (i) Litigation.
               (i) Except as set forth in Schedule 3.2(i), there is no Action (A) pending or, to the Purchaser’s Knowledge, threatened against or affecting the Purchaser Vessel Owning Subsidiaries, or (B) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
               (ii) Except as set forth in Schedule 3.2(i), there is no unsatisfied judgment, penalty or award against or affecting any of the Purchaser Vessel Owning Subsidiaries or any of their respective properties or assets. There is no Order entered, issued or rendered by any Governmental Entity to which any Purchaser Vessel Owning Subsidiary or any of their respective properties or assets are subject.
          (j) Compliance. Except as described in Schedule 3.2(j), neither the Purchaser nor any Purchaser Vessel Owning Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Purchaser or any Purchaser Vessel Owning Subsidiary under), nor has the Purchaser or any Purchaser Vessel Owning Subsidiary received written notice of a claim that it is in default, or any waiver of any events that would result in a default, under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or other Governmental Entity or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Entity, except in the case of clauses (i) and (iii) where such default or violation would not and would not reasonably be expected to have a Purchaser Material Adverse Effect.
          (k) Title to Assets. The Purchaser Vessel Owning Subsidiaries have good and marketable title to all real property owned by them that is material to the business of the Purchaser Vessel Owning Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Purchaser Vessel Owning Subsidiaries, in each case free and clear of all Encumbrances except as disclosed on Schedule 3.2(k). Any real property and facilities held under lease by the Purchaser Vessel Owning Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Purchaser Vessel Owning Subsidiaries are in material compliance.
          (l) Disclosure.
               (i) The Purchaser is not aware of any facts pertaining to the Purchaser Vessel Owning Subsidiaries which could have a Purchaser Material Adverse Effect and which have not been disclosed in this Agreement, the schedules to this Agreement or otherwise disclosed to the Company by the Purchaser in writing.

          (ii) All disclosure provided by the Purchaser to the Company regarding the Purchaser Vessel Owning Subsidiaries, their respective businesses and the transactions contemplated hereby, including the schedules to this Agreement, the representations and warranties of the Purchaser in this Agreement and any certificate furnished by or on the behalf of the Purchaser or the Purchaser Vessel Owning Subsidiaries pursuant to the provisions of this Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (iii) To the Purchaser’s Knowledge, except for the transactions contemplated by this Agreement, no event or circumstance has occurred or information exists with respect to the Purchaser Vessel Owning Subsidiaries or to their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Purchaser but which has not been so publicly announced or disclosed.
          (iv) The Purchaser acknowledges and agrees that the Company makes no or has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents and in any certificate furnished by or on behalf of the Company pursuant to the provisions of this Agreement.
          (m) Intellectual Property. The Purchaser Vessel Owning Subsidiaries own, or possess adequate rights or licenses to use, all Intellectual Property Rights necessary to conduct their respective businesses now conducted. Except as set forth in Schedule 3.2(m), none of the Purchaser Vessel Owning Subsidiaries’ Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement. To the Purchaser’s Knowledge, there has been no infringement by the Purchaser Vessel Owning Subsidiaries of Intellectual Property Rights of others. Except as set forth in Schedule 3.2(m), there is no claim, action or proceeding being made or brought, or to the Knowledge of the Purchaser, being threatened, against the Purchaser Vessel Owning Subsidiaries regarding their Intellectual Property Rights.
          (n) Insurance.
               (i) Schedule 3.2(n)(i) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers’ compensation, bond surety arrangements and Hull and Machinery) under which any Purchaser Vessel Owning Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year: (A) the name, address and telephone number of the agent or broker, (B) the name of the insurer and the names of the principal insured and each named insured, (C) the policy number and the period of coverage, (D) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates were calculated and operate) of coverage, and (E) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

               (ii) With respect to each such insurance policy: (A) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force in effect; (B) no Purchaser Vessel Owning Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and (C) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.
               (iii) All material assets, properties and risks of each Purchaser Vessel Owning Subsidiary are, and for the past three years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation general liability, property insurance and workers’ compensation insurance) issued in favor of a Purchaser Vessel Owning Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations similar to those of such Purchaser Vessel Owning Subsidiary, as the case may be.
               (iv) At the time of Closing, all insurance policies of the Purchaser Vessel Owning Subsidiaries currently in effect will be outstanding and duly in force.
               (v) Schedule 3.2(n)(v) sets forth a list of claims made by any Purchaser Vessel Owning Subsidiary under any of the insurance policies set forth in Schedule 3.2(n)(i).
          (o) Regulatory Permits. The Purchaser Vessel Owning Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as set forth in Schedule 3.2(o) (“Purchaser Permits”), and none of the Purchaser Vessel Owning Subsidiaries has received any written notice of proceedings relating to the revocation or modification of any Purchaser Permit.
          (p) Financing for Purchaser Vessels. The Purchaser has provided to the Company a complete and accurate copy of the Financial Agreement, set forth as Exhibit J, between Marfin Bank and the Purchaser Vessel Owning Subsidiaries relating to the financing for the Purchaser Vessels.
          (q) Certain Interests. To the Purchaser’s Knowledge, except as disclosed in Schedule 3.2(q), no officer, director or shareholder of the Purchaser or of any Purchaser Vessel Owning Subsidiary or proposed new director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director, shareholder or proposed new director of the Company:
               (i) Has any direct or indirect financial interest in any supplier or customer of the Company or any Subsidiary; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any supplier or customer, and which are listed on any national securities exchange or traded actively in the national over the counter market, shall not be deemed to be a “financial interest” so long as the

Person owning such securities has no other connection or relationship with such supplier or customer;
               (ii) Has outstanding Indebtedness to any Purchaser Vessel Owning Subsidiary; or
               (iii) Owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which any Purchaser Vessel Owning Subsidiary uses or has used in the conduct of the business of the Purchaser or otherwise.
None of the Purchaser Vessel Owning Subsidiaries has any liability or any other obligation of any nature whatsoever to any officer, director or shareholder of any Purchaser Vessel Owning Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.
          (r) Contracts.
               (i) Schedule 3.2(r) contains a complete and accurate list of each Contract or series of related Contracts to which any Purchaser Vessel Owning Subsidiary is a party or is subject, or by which any of their respective assets, including the Purchaser Vessels, are bound.
                         (1) Each Contract required to be listed in Schedule 3.2(r) (collectively, the “Purchaser Material Contracts”), is valid and enforceable in accordance with its terms. Each Purchaser Vessel Owning Subsidiary, as applicable, has complied in all material respects with and is in compliance in all material respects with, and to Purchaser’s Knowledge, all other parties thereto have complied in all material respects with and are in compliance in all material respects with, the provisions of each Purchaser Material Contract.
               (ii) None of the Purchaser Vessel Owning Subsidiaries is, and to Purchaser’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Purchaser Material Contract, and none of the Purchaser Vessel Owning Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Purchaser Material Contract.
               (iii) Except as described in Schedule 3.2(r), none of the rights of any of the Purchaser Vessel Owning Subsidiaries under any Purchaser Material Contract will be terminated or impaired by the consummation of the transactions contemplated by this Agreement, and all such rights contained in such Purchaser Material Contract will be enforceable by the applicable Purchaser Vessel Owning Subsidiary after the transactions contemplated hereby without the consent or agreement of any other Person and without payment of any kind. Schedule 3.2(r) sets forth an accurate and complete list of all Purchaser Material Contracts that require the consent of any third party to the transactions contemplated hereby, a consent to assignment in connection with the transactions contemplated hereby or that are otherwise subject to termination, cancellation, imposition of additional obligations or loss of rights in connection with the transactions contemplated hereby.
               (iv) The Purchaser has made available accurate and complete copies of each Purchaser Material Contract to the Company.
               (v) All Contracts other than Purchaser Material Contracts to which any Purchaser Vessel Owning Subsidiary is a party or is subject, or by which any of their respective assets are bound (collectively, the “Purchaser Minor Contracts”) are in all material respects valid and enforceable in accordance with their terms. None of the Purchaser Vessel Owning Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by any Purchaser Vessel Owning Subsidiary, except in either case where such default would not and would not reasonably be expected to have, individually or collectively, a material adverse effect on the Purchaser Vessel Owning Subsidiaries taken as a whole. None of the rights of the Purchaser Vessel Owning Subsidiaries under the Purchaser Minor Contracts will be terminated or impaired by the consummation of the transactions contemplated hereby, except where any such termination or impairment would not and would not reasonably be expected to have, individually or collectively, a material adverse effect on the Purchaser Vessel Owning Subsidiaries taken as a whole.
          (s) Foreign Corrupt Practices. Neither any Purchaser Vessel Owning Subsidiary nor, to the Knowledge of the Purchaser, any director, officer, agent, employee or other Person acting on behalf of any Purchaser Vessel Owning Subsidiary has, in the course of its actions for, or on behalf of, any Purchaser Vessel Owning Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
          (t) Indebtedness. Except as disclosed in Schedule 3.2(t), no Purchaser Vessel Owning Subsidiary (i) has any outstanding Indebtedness or (ii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness. Schedule 3.2(t) provides a detailed description of the material terms of any such outstanding Indebtedness.
          (u) Employee Relations. Except as set forth in Schedule 3.2(u), no executive officer of any Purchaser Vessel Owning Subsidiary has notified any such Purchaser Vessel Owning Subsidiary that such officer intends to leave any such Purchaser Vessel Owning Subsidiary or otherwise terminate such officer’s employment with any such Purchaser Vessel Owning Subsidiary. To the Knowledge of the Purchaser, no executive officer of any Purchaser Vessel Owning Subsidiary is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any restrictive covenant between such executive officer and any Purchaser Vessel Owning Subsidiary, and the continued employment of each such executive officer would not subject the Purchaser Vessel

Owning Subsidiary to any liability with respect to any violation by such executive officer of such agreement or covenant.
          (v) Employee Benefit Matters. Schedule 3.2(v) lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements to which any Purchaser Vessel Owning Subsidiary is a party, with respect to which any Purchaser Vessel Owning Subsidiary has any obligation or which are maintained, contributed to or sponsored by any Purchaser Vessel Owning Subsidiary, in each case for the benefit of any current or former employee, officer or director of any Purchaser Vessel Owning Subsidiary (the “Purchaser Plans”); and (ii) any employment, termination or severance contracts between any Purchaser Vessel Subsidiaries and any employee of any Purchaser Vessel Owning Subsidiary (the “Purchaser Employment Agreements”). Other than with respect to the Purchaser Plans, there are no employee benefit plans for which any Purchaser Vessel Owning Subsidiary could reasonably be expected to incur liability in the event such plan has been or were to be terminated. Each Purchaser Plan is in writing and the Purchaser has made available to the Company a complete and accurate copy of each Purchaser Plan and, to the extent applicable, a complete and accurate copy of (A) each trust or other funding arrangement, (B) each summary plan description and summary of material modifications and (C) the most recently prepared actuarial report and financial statement in connection with each such Purchaser Plan. The Purchaser has made available to the Company a complete and accurate copy of each Purchaser Employment Agreement.
          (w) Labor Matters. Except as set forth in Schedule 3.2(w), (i) none of the Purchaser Vessel Owning Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any Purchaser Vessel Owning Subsidiary and, to the knowledge of the Purchaser Vessel Owning Subsidiary, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Purchaser Vessel Owning Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of any Purchaser Vessel Owning Subsidiary, threatened between any Purchaser Vessel Owning Subsidiary and any of their respective employees, and none of the Purchaser Vessel Owning Subsidiaries has experienced any controversy, strike, slowdown or work stoppage within the past three years; (iii) none of the Purchaser Vessel Owning Subsidiaries has materially breached or otherwise failed to comply in all material respects with the provisions of any collective bargaining or union contract and there are no grievances pending and outstanding against any Purchaser Vessel Owning Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against any Purchaser Vessel Owning Subsidiary before any Governmental Entity or, to the Knowledge of any Purchaser Vessel Owning Subsidiary, any current union representation questions involving employees of any Purchaser Vessel Owning Subsidiary; (v) each Purchaser Vessel Owning Subsidiary is currently in compliance in all material respects with all applicable employment and labor laws, including those related to wages, hours and collective bargaining as required by the appropriate Governmental Entity and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing; (vi) each Purchaser Vessel Owning Subsidiary has paid in full to all respective employees or adequately accrued to the extent required by GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) to the Knowledge of any Purchaser Vessel Owning Subsidiary, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any Persons currently or formerly employed by any Purchaser Vessel Owning Subsidiary; (viii) none of the Purchaser Vessel Owning Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) to the Knowledge of the Purchaser Vessel Owning Subsidiaries, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any Purchaser Vessel Owning Subsidiary; and (x) to the Knowledge of the Purchaser Vessel Owning Subsidiaries, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened against any Purchaser Vessel Owning Subsidiary before any Governmental Entity in any jurisdiction in which any Purchaser Vessel Owning Subsidiary has employed or currently employs any Person.
          (x) Environmental Laws. None of the Purchaser Vessel Owning Subsidiaries is in material violation of any Environmental Law. Each of the Purchaser Vessel Owning Subsidiaries have obtained and are in compliance in all material respects with all material permits, authorizations, licenses or similar approvals required under Environmental Laws. There are no administrative, regulatory, or judicial actions or proceedings, suits, demands, claims, liens, notices of non-compliance or violation, investigations, requests for information, consent orders, consent judgments or consent agreements pending, or to the Knowledge of the Purchaser, threatened against any Purchaser Vessel Owning Subsidiary relating to Environmental Laws or Hazardous Materials. None of the Purchaser Vessel Owning Subsidiaries has received any written claim, demand or notice alleging (i) violation by any Purchaser Vessel Owning Subsidiary of, or liability under, any Environmental Law, or (ii) any liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or any investigative or remedial obligations, associated with any Hazardous Materials pursuant to any Environmental Law. Hazardous Materials that have been used and/or disposed of on Purchaser Vessels (as defined below) during the period of their ownership by the relevant Purchaser Vessel Owning Subsidiary have been used and disposed of in compliance in all material respects with all Environmental Laws.
          (y) Tax Status. Each Purchaser Vessel Owning Subsidiary conducts its operations so that it is exempt from taxation in the United States. Each Purchaser Vessel Owning Subsidiary (i) has made or filed all income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of any Purchaser Vessel Owning Subsidiary know of no basis for any such claim.
          (z) Vessels; Maritime Matters.
               (i) Except as set forth in Schedule 3.2(z), each vessel owned by the Purchaser Vessel Owning Subsidiaries (the “Purchaser Vessels”) is operated in compliance with all Maritime Guidelines and laws, except where such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser is qualified to own and operate the Purchaser Vessels, as applicable, under applicable laws, including the laws of each Purchaser Vessel’s flag state, except where such failure to be qualified has not and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
               (ii) Each Purchaser Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas or another classification society which is a member of the International Association of Classification Societies and is materially in class with all class and trading certificates for vessels of the same age and type valid through the date of this Agreement and, to the Knowledge of the Purchaser, (1) no event has occurred and no condition exists that would cause such Purchaser Vessel’s class to be suspended or withdrawn, and (2) is free of material outstanding recommendations affecting its class.
               (iii) Except as set forth in Schedule 3.2(z), Purchaser is the sole owner of each such Purchaser Vessel and has good title to such Purchaser Vessel free and clear of all Encumbrances.
               (iv) Each Purchaser Vessel is maintained and operated in material compliance with all applicable Environmental Laws.
               (v) The Purchaser Vessels are insured in accordance with the provisions of their respective Charters and ship mortgages thereon and the requirements thereof and all requirements and conditions of such insurance have been complied with.
               (vi) The Charters under which each Purchaser Vessel is chartered by the relevant special purpose vehicle as disclosed to the Company is listed in Schedule 3.2(z). The Charters are in full force and effect and there are no material defaults or breaches under any Charter.
               (vii) Each Purchaser Vessel is in compliance in all material respects with all current regulations and requirements (statutory or otherwise) (x) applicable to vessels registered under the laws and flag of the respective jurisdiction in which such Purchaser Vessel is currently registered and (y) applicable to vessels trading in the respective jurisdictions to which such Purchaser Vessel trades.
               (viii) The Purchaser Vessels have not been employed in any trade or business which is unlawful under the laws of any relevant jurisdiction or in carrying illicit or prohibited goods, or in any manner whatsoever which may render any such Purchaser Vessel liable to condemnation in a court or to destruction, seizure or confiscation.
          (aa) Affiliate Transactions. Except as set forth in Schedule 3.2(aa), no officer, director, shareholder or Affiliate of the Purchaser or any Purchaser Vessel Owning Subsidiary or proposed new director of the Company or any immediate family member of any such individual or any entity in which any such Person or individual owns any beneficial interest, is currently, or at any time during the two year period immediately preceding the date of this Agreement was, a party to any contract or agreement with any Purchaser Vessel Owning Subsidiary or has, or at any time during such two year period had, any interest in any property, asset or right used by any Purchaser Vessel Owning Subsidiary or necessary for its respective business.
          (bb) Bank Accounts. All of the bank accounts, safe deposit boxes and lock boxes used by each Purchaser Vessel Owning Subsidiary (designating each authorized signatory) are listed in Schedule 3.2(bb). Excepting the authorized signatories, none of the Purchaser Vessel Owning Subsidiaries has granted a power of attorney with respect to such bank accounts to any Person that has not been terminated.
          (cc) Share Ownership. None of the Purchaser, its officers, directors or shareholders, or the proposed new directors of the Company, nor, to the Knowledge of the Purchaser, any Affiliate or family member of the foregoing beneficially owns any shares of common stock of the Company.
          (dd) No Public Sale or Distribution; Investment Intent. Purchaser is acquiring the Securities in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and Purchaser does not have a present arrangement to effect any distribution of the Securities to or through any Person except for the assignment of 2,666,667 shares to the Principal Shareholder as contemplated by Section 4.8.
          (ee) Purchaser Status. At the time Purchaser was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.
          (ff) Purchaser Acknowledgement. The Purchaser acknowledges that (i) the Securities are “restricted securities,” as defined in Rule 144 under the Securities Act, (ii) a stop transfer order will be in effect, and (iii) the Securities cannot not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such securities under the Securities Act or an opinion of counsel satisfactory to the Company that registration is not required under the Securities Act.
          (gg) Holding Period; Restrictive Legend.
               (i) The Purchaser will hold the Securities subject to all of the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and will not at any time make any sale, transfer or other exchange thereof in contravention of the Securities Act or such rules and regulations, or any applicable state securities or “blue sky” laws.
               (ii) The Company has made the Purchaser aware that a legend will be placed on the share certificates stating that the Securities have not been registered under the Securities Act and referring to the restrictions on transferability and sale of the Securities.
               (iii) Each certificate for the Shares shall have conspicuously written, printed, typed or stamped upon the face thereof, or upon the reverse thereof with a conspicuous reference on the face thereof, the following legend:

     “THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED. THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO AN AGREEMENT BY THE REGISTERED HOLDER WITH THE COMPANY NOT TO SELL SUCH SHARES UNTIL AND THROUGH DECEMBER 31, 2011.”
ARTICLE IV
COVENANTS OF COMPANY AND PURCHASER
     4.1 Conduct of Business Prior to Closing.
          (a) The Company covenants and agrees that between the date hereof and the time of Closing, neither Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company’s and such Subsidiary’s prior practice. Without limiting the generality of the foregoing, the Company and each Subsidiary shall (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten the customary payment cycles for any of their payables or receivables; (iii) use their best efforts to (1) preserve intact their business organizations, (2) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and each Subsidiary, and (3) preserve their current relationships with their respective customers, suppliers and other Persons with which they have significant business relationships; (iv) not engage in any practice, take any action or enter into any transaction which could cause any representation or warranty of the Company to be untrue or result in a breach of any covenant made by the Company in this Agreement; (v) ensure that each Subsidiary will retain ownership and possession of the Company Vessel owned by it; and (vi) ensure that each Subsidiary will perform its respective obligations under each Charter.
          (b) The Company covenants and agrees that, prior to Closing, without prior written consent of the Purchaser, neither the Company nor any Subsidiary will do any of the things enumerated in the second sentence of Section 3.1(g) (including, without limitation, clauses (i) through (xxiv) thereof).
          (c) The Purchaser covenants and agrees that between the date hereof and the time of Closing, the Purchaser shall cause the Purchaser Vessel Owning Subsidiaries to conduct their respective business in the ordinary course and consistent with such Purchaser Vessel Owning Subsidiary’s prior practice.
     4.2 Standstill Agreement. The Purchaser, on behalf of itself and its Affiliates, hereby covenants and agrees that neither the Purchaser nor any of its Affiliates shall acquire any shares of common stock of the Company as of and from the date hereof through the Closing Date.

     4.3 Directors’ and Officers’ Insurance; Organizational Documents. (a) The Purchaser shall cause the Company to cause the individuals serving as officers and directors of the Company or any of its Subsidiaries as of the date hereof to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy maintained by the Company on the date hereof (the “Existing Policy”) or by such other policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the Existing Policy with respect to acts or omissions occurring prior to the Closing Date that were committed by such officers and directors in their capacity as such. Purchaser’s obligations under this Section 4.3 may be satisfied by causing the Company to purchase a “tail” policy prior to the Closing from an insurer with substantially the same or better credit rating as the current carrier for the Existing Policy, which (i) has an effective term of six (6) years from the Closing Date, (ii) covers each person covered by the Existing Policy for actions and omissions occurring prior to the Closing Date, and (iii) contains terms that are no less favorable in the aggregate than the Existing Policy. The costs of such tail or the incremental costs of such coverage shall not exceed $101,031 in the aggregate, net of the value of a prepaid premium related to the current policy.
          (b) The Purchaser covenants and agrees not to take any action to alter or amend any provision of the Company’s Memorandum of Association or Bye-Laws in effect as of the date hereof that would adversely affect the indemnification of officers and directors of the Company for a period of six (6) years following the Closing Date.
     4.4 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Purchaser shall cause, and shall cause the Purchaser Vessel Owning Subsidiaries, and the Company shall and shall cause the Subsidiaries and each of the Purchaser’s, the Purchaser Vessel Owning Subsidiaries’, the Company’s and the Subsidiaries’ respective officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of either the Purchaser or the Company and the Subsidiaries, as applicable, reasonable access, during normal business hours, to the offices, properties, vessels, plants, other facilities, books and records of either the Purchaser, or any Purchaser Vessel Owning Subsidiary, or the Company and each of the Subsidiaries, as applicable, and to those officers, directors, employees, agents, accountants and counsel of either the Purchaser and each Purchaser Vessel Owning Subsidiary or Company and of each Subsidiary, as applicable, who have any Knowledge relating to either the Purchaser, or any Purchaser Vessel Owning Subsidiary, or the Company or any Subsidiary, as applicable, and (b) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser and each Purchaser Vessel Owning Subsidiary, the Company and each of the Subsidiaries, as applicable, such additional financial and operating data and other information regarding the assets, properties and goodwill of the Purchaser and each Purchaser Vessel Owning Subsidiary or the Company and the Subsidiaries, as applicable, (or legible copies thereof) as the Purchaser or the Company and the Subsidiaries, as applicable, may from time to time reasonably request.
     4.5 Confidentiality.
          (a) Each of the Purchaser and the Company agree to, and shall cause each of their respective agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of clients and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Purchaser or the Company and each Subsidiary, as applicable, (b) in the event that the Purchaser or the Company or any of their respective agents, representatives, Affiliates, employees, officers or directors, becomes legally compelled to disclose any such information, provide the Purchaser or the Company, as applicable, with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary, as applicable, may seek a protective order or other remedy or waive compliance with this Section 4.5(a), (c) in the event that such protective order or other remedy is not obtained, or the Purchaser or the Company, as applicable, waives compliance with this Section 4.5(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser, as applicable, any and all copies (in whatever form or medium) of all such confidential information then in the possession of either the Purchaser or the Company, as applicable, or any of their respective agents, representatives, Affiliates, employees, officers and directors, and destroy any and all additional copies then in the possession of either the Purchaser or the Company, as applicable, or any of their respective agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by either the Purchaser, the Company, as applicable, or any of their respective agents, representatives, Affiliates, employees, officers or directors; provided further that, with respect to Intellectual Property Rights, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property Rights, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Each of the Purchaser and the Company agree and acknowledge that remedies at law for any breach of its obligations under this Section 4.5(a) are inadequate and that in addition thereto the Purchaser and the Company, as applicable, shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.
          (b) Neither the Company nor the Purchaser will make any public announcement concerning this Agreement, provided, however, that, after consultation with the other party, either party may make disclosure if such party is advised by its counsel that such disclosure is required by applicable law or stock exchange listing requirements; provided, further, that the other party shall have the right to review and comment upon any such disclosure to be made. Except as permitted by the preceding sentence, none of the Company or the Purchaser nor any of their respective Affiliates, directors, officers, employees, counsel, accountants, financial advisors or other agents, will disclose any non-public information concerning the existence or terms of this Agreement to any person other than the respective legal, accounting and financial advisors of the parties who have a need to know such information solely for the purpose of assisting such party in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the Company and the Purchaser agree that the execution of this Agreement shall be disclosed by the Company promptly in a press release in the form previously agreed to between the parties and on a Form 6-K to be filed by the Company with the SEC.
     4.6 Regulatory and Other Authorizations; Notices and Consents.
          (a) The Company shall use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.
          (b) The Company shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.
          (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the term of any agreement or arrangement which the Purchaser in its reasonable discretion may deem adverse to the interest of the Purchaser, the Company and Subsidiaries.
          (d) The Company knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be received.
          (e) The Purchaser shall use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders, and approvals.
     4.7 Notice of Developments. Prior to the Closing, each of the parties hereto shall promptly notify the other party in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such party in this Agreement or which could have the effect of making any representation or warranty of such party in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company or any of the Purchaser Vessel Owning Subsidiaries, as applicable.
     4.8 Transfer of Securities. At Closing, the Purchaser shall have taken all necessary action to transfer to the Principal Shareholder 2,666,667 shares of the Company’s capital stock from the Securities being issued to Purchaser hereunder (the “Principal Shareholder Shares”).
     4.9 Consulting Arrangement. From the date hereof until the Closing, (a) the Purchaser shall have access to all matters and information pertaining to the commercial management of the

Company Vessels, and (b) the Company agrees to consult with the Purchaser before (1) entering into any new charter, or (2) entering into any agreement to dispose of any Company Vessels.
     4.10 Magnus Carriers Corporation. The Company shall not incur any commissions or other amounts payable to Magnus Carriers Corporation, a corporation organized under the laws of the Republic of Panama (“Magnus”), other than as disclosed on Schedule 3.1(l) and the Company and Magnus shall have entered into a binding agreement which provides that any and all agreements under which such commissions or other amounts arose shall terminate and be of no further force or effect subject to and effective upon the Closing Date.
     4.11 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
ARTICLE V
OTHER AGREEMENTS OF THE PARTIES
     5.1 No Solicitation of Other Proposals. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, executive employees, representatives or agents (collectively, the “Company Representatives”) directly or indirectly to, initiate or solicit, or take any action to initiate or solicit, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of control (including without limitation by way of a tender offer) or similar transactions involving the Company (any such proposal or offer referred to herein as an “Acquisition Proposal”), provided, that, nothing contained in this Section 5.1 shall prohibit the Company’s Board of Directors or officers from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal related to an Acquisition Proposal, if: the Company’s Board of Directors determines in good faith, after receiving advice from its financial advisor(s) and outside counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders under applicable law. Notwithstanding the foregoing, if the Board of Directors of the Company receives an Acquisition Proposal which (a) the Board of Directors determines in good faith (after consulting with its financial advisor(s) and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal (including the Break Up Fees),will provide greater value to the Company and its shareholders from a financial point of view than the transaction contemplated by this Agreement, (b) is fully financed or reasonably capable of being fully financed, and (c) is reasonably capable of being consummated on the terms proposed in a timely manner (such other Acquisition Proposal, a “Superior Proposal”), the Board of Directors of the Company may approve a Superior Proposal or terminate this Agreement in accordance with Section 7; provided, that, at least 5 Business Days prior to taking any such action, the Company gives written notice thereof to Purchaser, setting forth in reasonable detail, the material terms and conditions of such Superior Proposal, during which 5 Business Day period, Purchaser may propose to match such Superior Proposal or propose an improved transaction to the Board of Directors of the Company. The Company shall promptly notify each Company Representative of its obligations under this Section 5.1.
ARTICLE VI
CONDITIONS
     6.1 Conditions Precedent to the Obligations of the Purchaser. The obligation of Purchaser to acquire Securities at the Closing is subject to the satisfaction or waiver by Purchaser, at or before the Closing, of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date, and the Purchaser shall have received a certificate from the Company to such effect signed by a duly authorized officer thereof; provided however, that for purposes of determining satisfaction with this condition, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Company Material Adverse Effect;
          (b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing, and the Purchaser shall have received a certificate from the Company to such effect signed by a duly authorized officer thereof;
          (c) Government Approvals. The Purchaser and the Company shall have received, each in form and substance satisfactory to the Purchaser in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Entities and officials, which the Purchaser in its sole and absolute discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement;
          (d) Third Party Consents. The Company shall have received the consents from third parties specified on Schedule 6.1(d) in connection with the consummation of the transactions contemplated hereby;
          (e) Principal Shareholder Agreements. Rocket Marine Inc., the principal shareholder of the Company (the “Principal Shareholder”) shall have entered into (i) a Voting Agreement (the “Voting Agreement”) in the form attached hereto as Exhibit A, (ii) a Lock Up Agreement (the “Principal Shareholder Existing Shares Lock Up Agreement”) in the form attached hereto as Exhibit B; and (iii) a Lock Up Agreement (the “Principal Shareholder Transferred Shares Lock Up Agreement”) in the form attached hereto as Exhibit C;
          (f) Resignations and Appointments. Effective as of the Closing, Jeffrey Owen Parry shall have resigned as President of the Company, Michael Zolotas shall have been appointed as President of the Company, Nicholas Fistes shall have been appointed as Chairman of the Board of Directors of the Company and Allan Shaw shall have been appointed as the Company’s Chief

Financial Officer. Effective as of the Closing, the Company shall have taken such actions, including obtaining resignations from incumbent members of its Board of Directors and increasing the size of its Board of Directors from five members to seven members such that immediately after the Closing, the Board of Directors shall consist of: Nicholas Fistes, Michael Zolotas, Allan Shaw, Masaaki Kosaka, Spyros Gianniotis, Apostolos Tsitsirakis and Panagiotis Skiadas. In addition, effective as of the Closing, the Company shall have received resignations of all members of the Boards of Directors of the Subsidiaries;
          (g) Resignation and Release. The Company shall have entered into a severance agreement and release with the Company’s Chief Financial Officer, in form and substance reasonably satisfactory to the Purchaser, and the Company shall have provided proof, reasonably satisfactory to the Purchaser, that all amounts due and payable by the Company or any Subsidiary to the Company’s Chief Financial Officer under his employment agreement or any other related agreement shall have been paid in full;
          (h) Waiver of Bye-law Provision. The Company’s Board of Directors shall have waived the provisions of the Company’s Bye-law 75 as they relate to Purchaser, Marfin Egnatia Bank SA, Investment Bank of Greece SA and Marfin Popular Bank Public Co Ltd. (together, “Marfin Bank”) to the extent such provisions are applicable to the transactions contemplated hereby;
          (i) Approval of Convertible Notes. The Company’s Board of Directors shall have approved and authorized the issuance of $145,000,000 in senior unsecured, unlisted and unrated convertible 7% notes on the terms and conditions set forth in Exhibit F;
          (j) Registration Rights Agreement. The Company shall have executed a Registration Rights Agreement (“Registration Rights Agreement”) by and among the Company, the Purchaser and the Principal Shareholder in the form attached hereto as Exhibit D;
          (k) Existing Credit Facility. The Company shall have executed definitive agreements with its existing lenders for the refinancing of the Company’s existing credit facility, substantially on the terms and conditions set forth on Exhibit E, and otherwise satisfactory to each of the Purchaser and Marfin Bank and such refinancing shall have been drawn down by the Company;
          (l) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Entity against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.1(n) shall not apply if the Purchaser has directly or indirectly solicited or encouraged such Action;
          (m) No Material Adverse Effect. No event or events shall have occurred or be reasonably likely to occur with respect to the Company, which, individually or in the aggregate, have or could reasonably be expected to have a Company Material Adverse Effect;
          (n) $145 Million Convertible Bond. The Company shall have executed definitive agreements with Marfin Bank and shall have consummated the related transactions in respect of the purchase and sale of $145 million in principal amount of unsecured convertible debt, substantially on the terms and conditions set forth on Exhibit F, and the Company shall have received the proceeds thereof;
          (o) Good Standing Certificates. The Company shall have delivered to the Purchaser good standing certificates for the Company and each Subsidiary, dated no later than five days prior to the Closing;
          (p) Transaction Costs. Costs related to the transactions contemplated by this Agreement, including without limitation the costs of insurance, the fairness opinion, investment bankers and advisors, legal fees and all other related costs, (excluding, for the avoidance of doubt, severance payments to the Chief Financial Officer and final director compensation as disclosed in Schedule 3.1(l)), whether paid or accrued shall not exceed $2.0 million.
     6.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell the Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date, and the Company shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof; provided however, that for purposes of determining satisfaction with this condition, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Purchaser Material Adverse Effect;
          (b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchaser at or prior to the Closing, and the Company shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;
          (c) Purchaser Lock Up Agreement. The Purchaser shall have entered into a Lock Up Agreement (“Purchaser Lock Up Agreement”) in the form attached hereto as Exhibit G;
          (d) Existing Credit Facility. The Company shall have entered into definitive agreements with its existing lenders for the refinancing of the Company’s existing credit facility, substantially on the terms and conditions set forth on Exhibit E;
          (e) $145 Million Convertible Bond. The Company and Marfin Bank shall have entered into definitive agreements and shall have consummated the related transactions in respect of the purchase and sale of $145 million in principal amount of unsecured convertible debt, substantially on the terms and conditions set forth on Exhibit F;
          (f) Share Certificates. The Purchaser shall have delivered the certificates evidencing the Purchaser Vessel Owning Companies Shares, together with stock powers and any other document that may be necessary or required to transfer the Purchaser Vessel Owning Companies Shares to the Company;

          (g) Time Charter Documentation. Purchaser shall have delivered such documentation reasonably satisfactory to the Company as may be required in connection with the novation of the time charter agreements for the Purchaser Vessels from the current vessel owning companies to the Purchaser Vessel Owning Subsidiaries and in connection with the transfer of the Purchaser Vessel Owning Subsidiaries to the Company;
          (h) Insurance Documentation. The Purchaser shall have delivered such documentation reasonably satisfactory to the Company to the effect that all insurance policies of the Purchaser Vessel Owning Subsidiaries are in full force and effect;
          (i) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Entity against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which, in the reasonable, good faith determination of the Company, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 6.2(i) shall not apply if the Company has directly or indirectly solicited or encouraged such Action;
          (j) No Material Adverse Effect. No event or events shall have occurred or be reasonably likely to occur with respect to the Purchaser Vessel Owning Subsidiaries, which, individually or in the aggregate, have or could reasonably be expected to have a Purchaser Material Adverse Effect;
          (k) Indemnification Agreements. The Company shall have entered into an indemnification agreement substantially in the form attached hereto as Exhibit H with each individual serving as an officer and/or director of the Company and each Subsidiary on the date hereof; and
          (l) Payment of Fees and Expenses. The Company shall have paid all fees and expenses of its legal and financial advisors reflected in Schedules 3.1(l) and 3.1(p) from proceeds of the $145 million aggregate principal amount of senior unsecured convertible notes.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
          (a) by mutual written consent of Purchaser and Company;
          (b) by the Purchaser or the Company if:
               (i) the Closing does not occur on or before September 30, 2009; provided however, that such date shall be extended for each day that the condition in Section 6.1(l) has not been met; provided, however, that in no event shall such date be extended beyond October 30, 2009; provided, that the right to terminate this Agreement under this subsection

(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of , or shall have resulted in, the failure of the Closing to occur on or before such date; or
               (ii) a Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action is final and non-appealable;
          (c) by the Purchaser if:
               (i) an event or condition occurs that has resulted in or that may reasonably be expected to result in a Company Material Adverse Effect;
               (ii) any condition to the obligations of the Purchaser hereunder becomes incapable of fulfillment other than as a result of a breach by the Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;
               (iii) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or the schedules, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied; or
               (iv) the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any of its Subsidiary to adjudicate any of them bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization;
          (d) by the Company if:
               (i) an event or condition occurs that has resulted in or that may be reasonably expected to result in a Purchaser Material Adverse Effect;
               (ii) any condition to the obligations of the Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company;
               (iii) there has been a material breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement or the schedules, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied; or
               (iv) the Company has received a Superior Proposal and has given Purchaser the written notice contemplated by Section 7.1(e); provided that, on the Business Day following such termination, the Company shall pay to the Purchaser a fee (a “Break-Up Fee”) equal to Three Million Dollars ($3,000,000); or

               (e) The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) shall give written notice of such termination to the other party hereto. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.
     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Purchaser or the Company or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 7.3; provided that the provisions of Section 4.5 (Confidential Information), Section 7.1(d)(iv) (Break Up Fee) if applicable, Section 7.3 (Remedies) and Article VIII (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
     7.3 Remedies. Any party terminating this Agreement pursuant to Section 7.1 shall have the right to recover damages sustained by such party as a result of any such material breach by the other party of this Agreement or failure to perform hereunder giving rise to such termination; provided that the party seeking relief is not in material breach of its obligations hereunder under circumstances which would have permitted the other party to terminate the Agreement under Section 7.1.
ARTICLE VIII
MISCELLANEOUS
     8.1 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of their applicable Securities.
     8.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
     8.3 Disclosure Schedules. The statements on the disclosure schedules relate to the provisions in the section of this Agreement to which they expressly relate; provided however, that any information set forth in one section of the disclosure schedules shall also be deemed to apply to each other section to which its relevance is reasonably apparent. In the disclosure schedules, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement; and (b) the section numbers correspond to the section numbers of this Agreement. The inclusion of any item in a disclosure schedule (i) shall not represent an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be; (ii) shall not represent a determination that such item did not arise in the ordinary course of business; and (iii) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The disclosure schedules shall be deemed to be a part of this Agreement and included in any reference to this Agreement.
     8.4 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent overnight mail by an internationally-recognized overnight courier or by electronic mail, with a copy thereof to be delivered by internationally-recognized overnight courier (as aforesaid) within 24 hours of such electronic mail, or by facsimile, with confirmation as provided above to the address set forth below the party’s name to whom notice is to be given on the signature pages hereof, or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of internationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of facsimile transmission or electronic mail, upon confirmed receipt.
     8.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
     8.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.
     8.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided that each individual serving as an officer and/or director of the Company or any of its Subsidiaries as of the date hereof shall be deemed a third-party beneficiary of Section 4.3 and may enforce such Section directly against the Company; provided further that the Principal Shareholder shall be deemed a third-party beneficiary of Section 2.2 and may enforce such Section directly against the Company in the event that the Closing occurs.
     8.9 Governing Law; Venue; Waiver of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH

THE LAWS OF THE STATE OF NEW YORK. THE COMPANY AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR THE PURCHASER IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE PURCHASER, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR INTERNATIONAL OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY AND PURCHASER HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.
     8.10 Non-survival of Representations and Warranties. The parties hereto acknowledge that each such party has completed satisfactory due diligence in connection with the transactions contemplated hereby. None of the representations or warranties set forth in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall survive the Closing Date, except for Section 3.2(g) (Purchaser Vessels) and 3.2(h) (No Undisclosed Liabilities) which shall remain in full force and effect and survive the Closing Date.
     8.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.
     8.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
     8.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.
     8.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.
     8.15 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be amended to appropriately account for such event.
ARTICLE IX
DEFINITIONS
     “Acquisition Proposal” has the meaning set forth in Section 5.1.
     “Action” has the meaning set forth in Section 3.1(m)(i).
     “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.
     “Agreement” has the meaning set forth in the Preamble.
     “Audited Balance Sheet Date” has the meaning set forth in Section 3.1(l).
     “Break-Up Fee” has the meaning set forth in Section 7.1(d)(iv).
     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.
     “Charter” means the time or bareboat charter for any vessel set forth in Schedule 2.2(b).
     “Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

     “Closing Date” means the date and time of the Closing and shall be 5:00pm., Athens Time, on September 30, 2009, subject to extension as set forth in Section 7.1(b)(i) (or such other date and time as is mutually agreed to by the Company and the Purchaser).
     “Company” has the meaning set forth in the Preamble.
     “Company Counsel” means Seward & Kissel, LLP, counsel to the Company.
     “Company Employment Agreements” has the meaning set forth in Section 3.1(gg).
     “Company Material Adverse Effect” means any circumstance, change in, or effect on the Vessels or the Company or the Subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on the Company or the Subsidiaries or the Company Vessels: (a) is, or could be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company, the Subsidiaries, or the Company Vessels, taken as a whole, or (b) could materially adversely affect the ability of the Company to operate or conduct its business or the business of the Subsidiaries or the Company Vessels in the manner in which they are currently operated or conducted.
     “Company Material Contracts” has the meaning set forth in Section 3.1(aa)(ii).
     “Company Minor Contracts” has the meaning set forth in Section 3.1(aa)(vi).
     “Company Permits” has the meaning set forth in Section 3.1(y).
     “Company Plans” has the meaning set forth in Section 3.1(gg).
     “Company Representatives” has the meaning set forth in Section 5.1.
     “Company Vessels” has the meaning set forth in Section 3.1(mm)(i).
     “Common Stock” has the meaning set forth in the Preamble.
     “Contingent Obligation” has the meaning set forth in Section 3.1(ee).
     “Contract” means any agreement, contract, commitment, arrangement or understanding, written or oral.
     “Disclosure Materials” has the meaning set forth in Section 3.1(k).
     “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
     “Environmental Laws” means any federal, state, regional or foreign law, statute, treaty, regulation, policy, guidance, order, injunction, judgment or decision of any Governmental Entity relating to the protection of natural resources, the environment and public and employee health and safety and shall include, without limitation, the International Convention for the Prevention of Pollution from Ships, and, in each case, the regulations promulgated pursuant thereto, and any applicable analogous state statutes, and the regulations promulgated pursuant thereto, as such laws have been amended or supplemented.
     “ERISA” has the meaning set forth in Section 3.1(gg).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Policy” has the meaning set forth in Section 4.3.
     “GAAP” has the meaning set forth in Section 3.1(k).
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of federal, state, local, or municipal government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
     “Hazardous Materials” means emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes.
     “Indebtedness” has the meaning set forth in Section 3.1(ee).
     “Intellectual Property Rights” has the meaning set forth in Section 3.1(w).
     “Interim Balance Sheet” has the meaning set forth in Section 3.1(j).
     “Interim Balance Sheet Date” has the meaning set forth in Section 3.1(j).
     “Interim Financial Statements” has the meaning set forth in Section 3.1(j).
     “Knowledge” of the Company, or the Purchaser, or any Purchaser Vessel Owning Subsidiary, as applicable, or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the Company, or the Purchaser, or any Purchaser Vessel Owning Subsidiary, as applicable, and the Subsidiaries and any other employee of the Company, or the Purchaser, or any Purchaser Vessel Owning Subsidiary, as applicable,.
     “Liabilities” has the meaning set forth in Section 3.1(l).
     “Magnus” has the meaning set forth in Section 4.10.
     “Managers” means, collectively, any and all companies which are technical or commercial managers of one or more vessels.
     “Marfin Bank” has the meaning set forth in Section 6.1(h).
     “Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands and Greece) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a vessel, and to which a vessel is subject and required to comply with, imposed, published or promulgated by any Governmental Entity, the International Maritime Organization, such vessel’s classification society or the insurer(s) of such vessel.
     “Order” has the meaning set forth in Section 3.1(m)(ii).
     “Permitted Encumbrance” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $10,000 in the aggregate; (b) Encumbrances imposed by law, such as materialmen’s, mechanic’s carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under worker’s compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, have a Materially Adverse Effect on the value or use of such property for its current and anticipated purposes.
     “Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.
     “Principal Shareholder” has the meaning set forth in Section 6.1(e).
     “Principal Shareholder Existing Shares Lock Up Agreement” has the meaning set forth in Section 6.1(e).
     “Principal Shareholder Transferred Shares Lock Up Agreement” has the meaning set forth in Section 6.1(e).
     “Principal Shareholder Shares” has the meaning set forth in Section 4.8.
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Employment Agreements” has the meaning set forth in Section 3.2(v).
     “Purchaser Lock Up Agreement” has the meaning set forth in Section 6.2(c).
     “Purchaser Material Adverse Effect” means any circumstance, change in, or effect on the Purchaser Vessels or the Purchaser Vessel Owning Subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on the Purchaser Vessels or the Purchaser Vessel Owning Subsidiaries: (a) is, or could be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Purchaser Vessels or the Purchaser Vessel Owning Subsidiaries, taken as a whole, or (b) could materially adversely affect the ability of the Purchaser

Vessel Owning Subsidiaries to operate or conduct their respective business or the Purchaser Vessels in the manner in which they are currently operated or conducted.
     “Purchaser Material Contracts” has the meaning set forth in Section 3.2(q)(i).
     “Purchaser Minor Contracts” has the meaning set forth in Section 3.2(q)(vi).
     “Purchaser Permits” has the meaning set forth in Section 3.2(o).
     “Purchaser Plans” has the meaning set forth in Section 3.2(t)(ii).
     “Purchaser Vessels” has the meaning set forth in Section 3.2(w).
     “Purchaser Vessel Owning Subsidiaries” has the meaning set forth in Section 2.2(b).
     “Purchaser’s Vessel Owning Companies Shares” has the meaning set forth in Section 2.2(b).
     “Registration Rights Agreement” has the meaning set forth in Section 6.1(k).
     “Regulation D” has the meaning set forth in the Preamble.
     “Rule 144,” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
     “SEC” has the meaning set forth in the Preamble.
     “SEC Reports” has the meaning set forth in Section 3.1(k).
     “Securities” has the meaning set forth in the Preamble.
     “Securities Act” has the meaning set forth in the Preamble.
     “Subsidiary” means any direct or indirect subsidiary of the Company.
     “Superior Proposal” has the meaning set forth in Section 5.1.
     “Trading Market” means any of the New York Stock Exchange, the NYSE Alternext US, The NASDAQ Global Market, The Nasdaq Capital Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.
     “Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Voting Agreement, the Principal Shareholder Existing Shares Lock Up Agreement, the Principal Shareholder Transferred Shares Lock Up Agreement, the Purchaser Lock Up Agreement, the Registration Rights Agreement.
     “Transfer Agent” means Computershare, or any successor transfer agent for the Company.
     “Voting Agreement” has the meaning set forth in Section 6.1(e).
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ARIES MARITIME TRANSPORT LIMITED

	By:	/s/ George Xiradakis

Name: George Xiradakis Title: Director

Address for Notice: 8 Zerva Nap., Glyfada Athens 166 75, Greece Facsimile No.: 30 (210) 898 3788 Telephone No.: 30 210 898 3787 Attn: Chief Executive Officer

With a copy to:	Seward & Kissel LLP One Battery Park Plaza, New York, NY 10004 Facsimile: (212) 480-8421 Telephone: (212) 574-1223 Attn: Gary J. Wolfe, Esq.

GRANDUNION, INC.
	By:	/s/ Michael Zolotas

Name: Michael Zolotas Title: Chief Executive Officer

Address for Notice: Akti Miaouli 83 & Flessa 1-7 Piraeus 185 38, Greece Facsimile No.: +30 (213) 014-8019 Telephone No.: +30 (210) 428-8520 Attn: Michail Zolotas

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017 Facsimile: (212) 983-3115 Telephone: (212) 692-6768 Attn: Kenneth R. Koch, Esq.

Execution Copy
Exhibits and Schedules
Exhibit A — Voting Agreement
Exhibit B — Principal Shareholder Existing Shares Lock Up Agreement
Exhibit C — Principal Shareholder Transferred Shares Lock Up Agreement
Exhibit D — Registration Rights Agreement
Exhibit E — Amendment to Credit Facilities
Exhibit F — Firm Commitment Letter
Exhibit G — Purchaser Lock Up Agreement
Exhibit H — Form of Indemnification Agreement
Exhibit I — Proposals Adopted at the Annual General Meeting
Exhibit J — Purchaser Financial Agreement
Schedule 2.2(b) — Vessels
Schedule 3.1(a) — Subsidiaries
Schedule 3.1(f) — Company Government Consents and Approvals
Schedule 3.1(g) — Conduct in the Ordinary Course
Schedule 3.1(i) — Capitalization
Schedule 3.1 (j) — Financial Statements
Schedule 3.1(k) — SEC Reports
Schedule 3.1(l) — Company Undisclosed Liabilities
Schedule 3.1(m) — Company Litigation
Schedule 3.1(n) — Company Compliance
Schedule 3.1(p) — Fees or Commissions
Schedule 3.1(s) — Listing and Maintenance Requirements
Schedule 3.1(u) — Takeover Protections
Schedule 3.1(w) — Company Intellectual Property
Schedule 3.1(x)(i) — Company Insurance
Schedule 3.1(x)(v) — Company Insurance Claims
Schedule 3.1(z) — Company Certain Interests
Schedule 3.1(aa) — Company Contracts
Schedule 3.1(ee) — Company Indebtedness
Schedule 3.1(gg) — Company Employee Benefit Matters
Schedule 3.1(hh) — Company Labor Matters
Schedule 3.1(ii) — Company Key Employees
Schedule 3.1(kk) — Subsidiary Rights
Schedule 3.1(mm) — Company Vessels; Maritime Matters
Schedule 3.1(nn) — Affiliate Transactions
Schedule 3.1(oo) — Bank Accounts
Schedule 3.2(e) — Purchaser Government Consents and Approvals
Schedule 3.2(f) — Purchaser Vessel Owning Subsidiaries; Purchaser’s Vessel Owning Companies Shares

Schedule 3.2(g) — Purchaser Vessels
Schedule 3.2(h) — Purchaser Undisclosed Liabilities
Schedule 3.2(i) — Purchaser Litigation
Schedule 3.2(j) — Compliance
Schedule 3.2(k) — Title to Assets
Schedule 3.2(m) — Purchaser Intellectual Property
Schedule 3.2(n)(i) — Purchaser Insurance
Schedule 3.2(n)(v) — Purchaser Insurance Claims
Schedule 3.2(o) — Purchaser Regulatory Permits
Schedule 3.2(q) — Purchaser Certain Interests
Schedule 3.2(r) — Purchaser Contracts
Schedule 3.2(t) — Indebtedness
Schedule 3.2(u) — Purchaser Employee Relations;
Schedule 3.2(v) — Purchaser Employee Benefit Plans
Schedule 3.2(w) — Purchaser Labor Matters
Schedule 3.2(z) — Purchaser Vessels; Maritime Matters
Schedule 3.2(aa) — Purchaser Affiliate Transactions
Schedule 3.2(bb) — Purchaser Bank Accounts
Schedule 6.1(d) — Third Party Consents